PRO FORMA STATEMENTS OF INCOME (1)                     U S WEST, INC.
(UNAUDITED)

                                    Quarter Ended         Year ended
In millions, except        Mar 31,Jun 30, Sep 30,  Dec 31,  Dec 31,
 per share amounts           1999   1999    1999     1999     1999
--------------------------- ------ -------- ------- ------ ---------
 OPERATING REVENUES
  Local services           $1,863 $1,920  $1,963   $2,000   $7,746
  Access services             671    684     683      691    2,729
  Directory services          326    319     336      455    1,436
  Long-distance services      174    156     141      113      584
  Other services              134    148     173      232      687
                            ------ ------  ------ -------- --------
 Total operating rev.       3,168  3,227   3,296    3,491   13,182
                            ------ ------  ------ -------- --------
 OPERATING EXPENSES
  Employee-related          1,122  1,153   1,192    1,266    4,733
  Other operating             656    671     644      774    2,745
  Depreciation & amort        602    573     588      604    2,367
                            ------ ------  ------ -------- --------
 Total operating exp.       2,380  2,397   2,424    2,644    9,845
                            ------ ------  ------ -------- --------
 Operating Income             788    830     872      847    3,337

 OTHER EXPENSE
 Interest expense             153    163     203      217      736
 Loss on the sale of
  Global Crossing investment    -      -       -      423      423
 Terminated merger-related
  expenses                      -      -     282        0      282
 Other expense                  1     13      (4)     (16)      (6)
                            ------ ------  ------ -------- --------
 Income before income taxes   634    654     391      223    1,902

 Income tax provision         240    248     255       57      800
                            ------ ------  ------ -------- --------
  NET INCOME               $  394 $  406   $ 136   $  166   $1,102
                            ====== ======  ====== ======== ========
 Basic earnings per share  $ 0.78 $ 0.81   $0.27   $ 0.33 $ $ 2.18
                            ====== ======  ====== ======== ========
 Basic average shares
 outstanding                503.3  503.9   504.8    505.7    504.4
                            ====== ======  ====== ======== ========
 Diluted earnings per share$ 0.78 $ 0.80 $  0.27 $   0.32 $   2.16
                            ====== ======  ====== ======== ========
 Diluted average shares
 outstanding                508.1  508.2   509.0    511.7    509.3
                            ====== ======  ====== ======== ========
 Normalized diluted earnings
 per share (2)             $ 0.78 $ 0.80 $  0.82 $   0.83 $   3.23
                            ====== ======  ====== ======== ========

<F1>
(1) The results of operations for 1999 include pro forma adjustments for the change in accounting principle to recognize revenues and expenses for directory publishing under the "point of publication" method from the "amortization" method as if the change in accounting principle had been adopted as of the beginning of each period presented. Under the "point of publication" method, revenues and expenses are recognized when the directories are delivered whereas under the "amortization" method, revenues and expenses were recognized over the lives of the directories, generally one year.
<F2>
(2) Third quarter 1999 income was normalized for terminated merger-related expenses of $282 ($0.56 per share). Fourth quarter 1999 income was normalized for the loss on the sale of Global Crossing common shares of $259 ($0.51 per share).